Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sean B. O’Connor

LeCroy Corporation

Tel: 845-425-2000

LECROY TO BUY BACK SHARES UNDER PREVIOUSLY

ANNOUNCED STOCK REPURCHASE PLAN

CHESTNUT RIDGE, NY, September 17, 2007 – LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced that as part of its currently authorized share repurchase program, that this week it intends to commence open-market share repurchases under its share repurchase plan. In May 2006, LeCroy’s Board of Directors approved the adoption of a share repurchase plan authorizing the Company to purchase up to two million shares of its common stock. To date, LeCroy has purchased approximately one million shares under the plan. LeCroy has not purchased any shares since October 2006 when it acquired 850,000 Company shares in connection with the issuance of $72 million 4% convertible notes.

“The commencement of the share repurchase plan underscores management’s confidence in the fundamentals of our business and LeCroy’s prospects for continued improvement in its financial performance,” said LeCroy President and Chief Executive Officer Tom Reslewic. “We believe LeCroy is an attractive long-term investment and this repurchase plan supports our goal of maximizing shareholder value. We expect to use cash generated from operations and working capital reductions to fund the stock repurchases.”

LeCroy expects to repurchase shares in the open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other factors. LeCroy may purchase its shares in the public markets at any time. The share repurchase plan may be discontinued at any time at the discretion of the Company.

About LeCroy Corporation

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer/semiconductor/consumer electronics, data storage, automotive/industrial, and military/aerospace markets. LeCroy’s 40-year heritage of technical innovation is the foundation for its recognized leadership in “WaveShape Analysis”—capturing, viewing and measuring the high-speed signals that drive today’s information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

Safe Harbor

This release contains forward-looking statements, including those pertaining to LeCroy’s stock repurchase program, confidence in its growth prospects, financial flexibility to support its growth strategy, including its ability to make acquisitions. There can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company’s ability to anticipate changes in the market, the availability and timing of funding for the Company’s current products, the development of future products and the Company’s ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation’s business is described in the Company’s reports on file with the SEC.

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